Exhibit 23.2

November 1st, 2010

China Oumei Real Estate Inc.
Floor 28, Block C
Longhai Mingzhu Building
No.182 Haier Road, Qingdao 266000
People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name in the Registration Statement on Form S-1 (File No. 333-166658), as amended from time to time, and in the Prospectus included therein.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Deheng Law Firm